Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-187533, 333-102288 and 333-92491) pertaining to the Employee Stock Option plans of Ellomay Capital Ltd. (the “Company”) and Forms F-3 (File Nos. 333-199696 and 333-144171) of the Company of our report dated April 29, 2015 with respect to the 2014 consolidated financial statements of Ellomay Spain, S.L. included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2016.

/s/ BDO Auditores S.L.P.
BDO Auditores S.L.P.

Spanish Certified Public Accountants

Madrid, Spain
March 29, 2017